MONY LIFE INSURANCE COMPANY OF AMERICA

SECRETARY’S CERTIFICATE

As Assistant Vice President and Assistant Secretary of MONY Life Insurance Company of America (the “Corporation”), a corporation organized and existing under the laws of the State of Arizona, I, Denise Tedeschi, hereby certify that the following is a true, correct and complete copy of Resolution MLOATRANS2-13 duly adopted by the Transaction Committee of the Board of Directors of the Corporation at a meeting held on April 8, 2013, at which a quorum was present and acting throughout; and that said resolution has not been amended, annulled, rescinded, or revoked, and is now in full force and effect:

RESOLVED, that the execution and delivery by the Company of the reinsurance agreement, the Administrative Services Agreement, the other MLOA Ancillary Agreements and the other documents, agreements and instruments to which it is contemplated by the Master Agreement to be a party, and the performance by the Company of its obligations under each such document, agreement and instrument, and the consummation of all of the transactions contemplated thereby, be, and hereby are, approved in all respects;

FURTHER RESOLVED, that any officer of the Company (each such officer an “Authorized Person”) be, and each of them hereby is, jointly and severally authorized, directed and empowered, as applicable, in the name and on behalf of the Company, to do or cause to be done any and all such further acts and things, including without limitation, the execution and delivery of any and all other agreements, amendments, certificates, instruments and documents and to make such filings in such form and with such terms and provisions as any such Authorized Person may approve, such Authorized Person’s execution thereof to be conclusive evidence of such approval thereof and of such Authorized Person’s authority to do so, and to take all such other actions, as any such Authorized Person may deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by, and the intent and purposes of, the foregoing resolution;

FURTHER RESOLVED, that the omission from these resolutions of any agreement, document, instrument or other arrangement contemplated by any of the agreements, documents or instruments described in the foregoing resolutions, or any action to be taken in accordance with any requirement of any of the agreements, documents or instruments described in the foregoing resolutions, shall in no manner derogate from the authority of the Authorized Persons to take all actions necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions; and

FURTHER RESOLVED, that all actions heretofore taken and expenses incurred by the Company or by any Authorized Person in connection with or relating to the subject matter of the foregoing resolutions that are within the authority conferred by the foregoing resolutions are hereby authorized, approved, ratified and confirmed as the acts and deeds of the Company, having the same force as if performed pursuant to the direct authorization of the Transaction Committee.

IN WITNESS WHEREOF, I have hereunto affixed my signature and the seal of the Corporation this 3rd day of December, 2013.

Assistant Vice President and Assistant Secretary

(SEAL)

MONY Life Insurance Company MONY Life Insurance Company of America 1290 Avenue of the Americas New York NY 10104

ESTABLISHMENT OF MONY AMERICA SEPARATE ACCOUNT K

I, DOMINIQUE BAEDE, as SENIOR VICE PRESIDENT of MONY LIFE INSURANCE COMPANY OF AMERICA, hereby approve the establishment of MONY America Separate Account K.

Dominique Baede

Dated: September 5, 2013